               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities and Exchange
Act of 1934


Date of Report (Date of earliest event reported):  September 8,
1999


            FIRST COMMONWEALTH FINANCIAL CORPORATION
     (Exact Name of registrant as specified in its charter)


   PENNSYLVANIA               0-11242               25-1428528
(State or other          (Commission File         (IRS Employer
 jurisdiction of              Number)         Identification No.)
 incorporation)


     22 N. Sixth Street, Indiana, PA                   15701
(Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code (724) 349-7220

Item 5.  OTHER EVENTS

The registrant established First Commonwealth Capital Trust I ("the Trust"), a Delaware business trust on August 16, 1999. The Trust issued 25,000 capital securities (liquidation amount of $25 million) on September 8, 1999 and 10,000 capital securities (liquidation amount of $10 million) on September 22, 1999 through a private offering to qualified investors. Additionally, the trust issued common securities to the registrant. The Trust used the proceeds from these sales to buy a series of 9.50% junior subordinated deferrable interest debentures due 2029 from the registrant with the same economic terms as the capital securities. The Trust will distribute the cash payments it receives from the registrant on the debentures to the holders of the capital securities and the common securities. For each capital security, the investor will receive cumulative cash distributions accumulating from September 8, 1999 at an annual rate of 9.50% of the liquidation amount of $1,000 per capital security, on March 1 and September 1 of each year, beginning March 1, 2000. The registrant may defer interest payments on the debentures at any time, and from time to time, for up to ten consecutive semi-annual periods with respect to each deferral period. If the registrant does defer interest payments, the Trust will also defer payment of distributions on the capital securities to the investors. However, deferred distributions will themselves accumulate distributions at an annual rate of 9.50%.

The Trust will redeem all of the outstanding capital securities when the debentures are paid at maturity on September 1, 2029. Subject to receiving prior approval of the Board of Governors of the Federal Reserve System the registrant may redeem the debentures, in whole or in part, at any time on or after September 1, 2009, at a redemption price equal to 104.750% of the principal amount of the debentures on September 1, 2009, declining ratably on each September 1 thereafter to 100% on or after September 1, 2019, plus accrued and unpaid interest to the date of redemption. The registrant may also redeem the debentures prior to September 1, 2009, upon the occurrence of certain tax and bank regulatory events, subject to receiving prior approval of the Board of Governors of the Federal Reserve System. If the registrant redeems any debentures before their maturity, the Trust will use the cash it receives on the redemption of the debentures to redeem, on a pro rata basis, capital securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed.

The estimated net proceeds (after deduction of offering expenses and the initial purchaser's commission) from the sale of the debentures to the Trust will be approximately $34.2 million. The registrant intends to use the net proceeds from the issuance of the debentures to finance the purchase of up to 2 million shares of its outstanding common stock (approximately 6.5% of its outstanding shares of common stock) pursuant to a "modified Dutch auction" tender offer. The tender offer will allow shareholders to specify prices at which they are willing to tender their shares that are not less than $23.00 nor in excess of $26.00 per share of common stock. The registrant will determine a single per share price that will allow it to purchase up to 2 million shares of common stock, and all shares purchased will be purchased at the company-selected price for cash, net to the seller, even if tendered at a lower price. If more than 2 million shares are tendered at or below the company-selected price, tendering shareholders owning fewer than 100 shares, with certain exceptions, will have their shares purchased without proration. Other shares will be purchased pro rata. The tender offer commenced on August 31, 1999 and is scheduled to expire on September 29, 1999. The offer is not conditioned on a minimum number of shares being tendered.

The remainder of the net proceeds from the sale of the debentures to the Trust, if any, will be used by the registrant for general corporate purposes, which may include making advances to its banking subsidiaries and, from time to time, the purchase, in the open market or in privately-negotiated transactions, of outstanding shares of its common stock. Initially any net proceeds may be used to make short-term investments.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

The registrant agrees to file a copy of the indenture dated as of September 8, 1999 by and among the registrant, the Trust and the debenture trustee upon request of the Commission.

Dated:  September 23, 1999



                         FIRST COMMONWEALTH FINANCIAL CORPORATION


                         By: /S/JOSEPH E. O'DELL
                             Joseph E. O'Dell
                             President and
                             Chief Executive Officer

2